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                                                                     EXHIBIT 3.9



                                                           FILED C19549-00
                                                                ----------

                                                             NOV 20 2000

                                                          IN THE OFFICE OF

                                                      /S/ DEAN HELLER
                                                     ---------------------------
                                                     DEAN HELLER
                                                     SECRETARY OF STATE


                               ARTICLES OF MERGER
                                       of
                             Island Resources, Inc.
                             A New York Corporation
                                      into
                             Island Resources, Inc.
               A Nevada corporation as the surviving Corporation,
                      pursuant to Section 78.475 et Seq.,
                         of the Nevada Revised Statutes


     Articles of Merger made this 24th day of October, 2000 by Island Resources, Inc., a New York corporation herein after called ("New York Corporation"), of 63 Wall Street, New York, New York 10005, and Island Resources, Inc. a Nevada corporation of 1110 E. William Street, Suite 207, Carson City, Nevada 89701 hereinafter called ("Nevada Corporation"), the two corporations being hereinafter sometimes called the Constituent Companies.

     WHEREAS, the Board of Directors of each of the Constituent Companies deem it advisable and generally to the welfare of the Constituent Companies that the New York Corporation merge with and into the Nevada Corporation under and pursuant to the provisions of Section 78.475 of the Nevada Revised Statutes and in accordance with Section 368(a)(1)(f) of the Internal Revenue Code of 1986 as amended.

     WHEREAS, the New York Corporation is a corporation duly organized under the laws of the State of New York having been incorporated September 18, 1968 has authorized capital stock consisting of 10,000,000 shares of Common Stock at no par value each share. There are 52,236 shares of Common Stock issued and outstanding as of the date written above.

     WHEREAS, the Nevada Corporation is a corporation duly organized under the laws of the State of Nevada having been incorporated July 19, 2000, has authorized capital stock consisting of 50,000,000 shares of which 50,000,000 are voting shares of Common Stock $.01 par value each share. There are 100 shares of Common Stock issued and outstanding as of the date first written above.

     WHEREAS, the laws of the State of Nevada permit such a merger, and the Constituent Companies desire to merge under and pursuant to the provisions of the laws of the State of Nevada; and



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        WHEREAS, the shareholders of both have duly approved a merger of the New
York Corporation into the Nevada Corporation;

        WHEREAS, the shareholders of the Constituent Companies have duly approved changing the name of the merger Company to "Future Educational Systems, Inc."

        NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

1. MERGER: The New York Corporation shall be and hereby is merged into the Nevada Corporation, and, the surviving Nevada Corporation shall here after be known as "Future Educational Systems, Inc."

2. EFFECTIVE DATE: This plan of Reorganization and Merger shall become effective immediately upon filing in the office of the Nevada Secretary of State's Office, the time of such effectiveness being herein after called the "Effective Date."

        a. For all purposes of the laws of the State of Nevada, this Plan of Reorganization and Merger and the merger herein provided for shall become effective and the separate existences of the New York Corporation except insofar as they may be continued by statute, shall cease on the effective date.

        b. The corporate identity, existences, purposes, powers, objects, franchises, rights and immunities of the New York Corporation shall be continued in and merged into the Nevada Corporation, (the "Surviving Company"), and shall be fully vested therewith.

        c. On the Effective Date the Constituent Companies shall so become a single corporation.

3. SURVIVING CORPORATION: The Nevada Corporation shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Nevada and the separate corporation existence of the New York Corporation shall cease forthwith upon the Effective Date.

4. ARTICLES OF INCORPORATION: The Articles of Incorporation of the Nevada Corporation exist shall be the Articles of Incorporation of the Surviving Company on the Effective Date.

5. BYLAWS: The By-Laws of the Nevada Corporation as presently exist shall be the By-Laws of the Surviving Company on the Effective Date.

6. BOARD OF DIRECTORS AND OFFICERS: The members of the board of directors and officers of the Surviving Company immediately after the


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     Effective Date of the merger shall be those persons who were the members of the board of directors and the officers, respectively, of the Nevada Corporation immediately prior to the Effective Date of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the By-Laws, or until their respective successors are elected and qualified.

7. AUTHORITY TO CONDUCT BUSINESS: The Surviving Company will file its application for authority to conduct business in any States it plans to do business in immediately upon completion of the Merger.

8. CONVERSION OF SHARES: The manner of converting shares of the New York Corporation into shares of the Surviving Company shall be as follows:

     (a) Immediately upon the Effective Date of Merger, each share of stock of the New York Corporation outstanding, of which approximately 50 percent of the issued and outstanding shares of the New York Corporation are in the hands of the public, without any action on the part of the holder thereof shall automatically become and be converted into common stock of the Surviving Company at the rate of 15 shares of common stock of the Surviving Company for each 1 share of the common stock of the New York Corporation. All fractional shares resulting from the exchange of common stock of the New York Corporation for stock of the Nevada Corporation shall be round up to a full share. Each outstanding certificate representing shares of the common stock of the New York Corporation shall thereupon be deemed, for all corporate purposes, to evidence the ownership of the number of fully paid, nonassessable shares of common stock of the Nevada Corporation the "Surviving Company" into which such shares of common stock of the New York Corporation shall be so converted.

9. RIGHTS OF SHAREHOLDERS: After the Effective Date of Merger, any holder of a certificate or certificates which theretofore represented shares of the common stock of the New York Corporation may, but shall not be required to surrender the same to the Transfer Agent of the Surviving Corporation, Signature Stock Transfer, 14675 Midway Road, Suite 221, Dallas, Texas 75244 and shall thereupon be entitled to receive in exchange therefore a certificate representing the number of shares of common or preferred stock of the Surviving Corporation in the amount of shares as set forth in section 8. Herein above.

10. AUTHORIZATION: The parties hereto acknowledge and respectively represent that this Merger Agreement is authorized by the laws of the respective jurisdictions of the Constituent Companies and that the matter was approved at a special shareholders meeting of the respective companies at which the shareholders voted as follow:


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
                              TOTAL COMMON SHARES      VOTED     VOTED
NAME OF CORPORATION           ENTITLED TO VOTE         FOR       AGAINST
New York Corporation          52,236                   45,058      -0-
Nevada Corporation            100                         100      -0-

11. FURTHER ASSURANCES OF TITLE: As and when requested by the Surviving Corporation or by its successors or assigns, the New York Corporation will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of any of the Constituent Companies acquired by the Surviving Corporation by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of the New York Corporation and the officers and directors of the Surviving Corporation are fully authorized in the name of the respective Constituent Companies or otherwise to take any and all such action.

12. SERVICE OF PROCESS ON SURVIVING CORPORATION: The Surviving Corporation agrees that it may be served with process in the State of New York in any proceeding for enforcement of any obligation of the New York Corporation as well as for the enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of the General Corporation Law of New York and hereby irrevocably appoints the Secretary of State of New
     York as its agent to accept service of process in any suit or other proceeding. Copies of such process shall be mailed to Surviving Company's Resident Agent: GKL Resident Agents/Filings, Inc., 1100 E. William Street, Suite 207, Carson City, Nevada 89701.

13. SHAREHOLDERS RIGHT TO PAYMENT: The Surviving Corporation agrees that subject to provisions of the Corporations Code of the State of New York, it will pay to the shareholders of the New York Corporation the amounts, if any, to which such shareholders may be entitled under the provisions of the above statutes of the laws of New York as the case may be.

14. ABANDONMENT: This Plan of Reorganization and Merger may be abandoned (a) by either Constituent Corporation, acting by its Board of Directors, at any time prior to its adoption by the shareholders of both Constituent Companies as provided by law, or (b) by the mutual consent of


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     the Constituent Companies, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the Effective Date of the merger. In the event of abandonment of the Plan of Reorganization and Merger pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Company so terminating to the other Constituent Company, and thereupon, or abandonment pursuant to (b) above, this Plan of Reorganization and Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Companies or its Board of Directors or Shareholders.


     IN WITNESS WHEREOF, each of the corporate parties hereto pursuant to authority duly granted by its Board of Directors, has caused this Plan of Reorganization and Merger to be executed by its respective officers and its corporate seal affixed thereto.

Island Resources, Inc.,                 Island Resources, Inc.,
New York Corporation                    Nevada Corporation

By: /s/ ROY RAYO                        By: /s/ ROY RAYO
    -----------------------------           -----------------------------
Roy Rayo, President                     Roy Rayo, President


Attest: /s/ CLAUDINE MONTENEGRO         Attest: /s/ CLAUDINE MONTENEGRO
        -------------------------               -------------------------
Claudine Montenegro,                    Claudine Montenegro,
Secretary                               Secretary




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